Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation

Materialise France SAS	France

Materialise GmbH	Germany

Materialise Japan K.K.	Japan

Materialise Czech Republic SRO	The Czech Republic

Materialise USA, LLC	USA – Michigan

Materialise UK	UK

OBL SA	France

Materialise Austria GmbH	Austria

Mobelife NV	Belgium

Materialise New York, LLC	USA – New York

Marcam Engineering GmbH	Germany

Materialise Malaysia SDN. Bhd.	Malaysia

Materialise Ukraine LLC	Ukraine

RapidFit NV	Belgium

RapidFit Inc.	USA – Michigan

e-prototypy SA	Poland